UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

Greenway Medical Technologies, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-35413

Delaware	58-2412516
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

121 Greenway Boulevard
Carrollton, GA 30117
(Address of principal executive offices, including zip code)

(770) 836-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Greenway Medical Technologies, Inc. (the “Company”) approved a written form of the 2012 Incentive Bonus Plan (the “Bonus Plan”).  The Committee had previously approved the material terms of the Bonus Plan.

The Bonus Plan is designed to provide a financially attractive and equitable component to the total compensation packages of executive officers, to reward the participants for significantly contributing to the attainment of the Company’s corporate objectives, and to enhance the Company’s presence in the marketplace. The Bonus Plan contains three primary components: (i) Company sales bookings which constitutes 45% of the overall bonus consideration, (ii) Company revenue which constitutes 25% of the overall bonus consideration, and (iii) Company EBITDA which constitutes 30% of the overall bonus consideration. Together with senior management, at the beginning of the 2012 fiscal year, the Compensation Committee developed targeted levels of the Company’s sales bookings, revenue, and EBITDA. The Compensation Committee and the Board believes the 2012 targets are appropriately challenging to achieve and yet provided appropriate incentive for performance, in that they require significantly improved financial performance compared to prior years. The target bonus amount for W. Thomas Green, Jr., James A. Cochran, and Gregory Schulenburg is equal to 50% of base salary, while the target bonus amount for Wyche T.  Green, III is equal to 60% of his base salary, and the target bonus amount for William G. Esslinger, Jr. is 40% of his base salary.

As a threshold matter, no bonuses are paid unless the Company achieves a minimum level of EBITDA (such EBITDA minimum to be calculated after taking into account all bonuses to be paid under the current year’s plan) as set by the Compensation Committee. Assuming such minimum EBITDA level is achieved, upon achievement of at least 90% of the sales bookings target, 45% of the executive officer’s bonus would be awarded based upon the Company’s percentage achievement of the sales bookings target. In addition, assuming the minimum EBITDA level is achieved, upon the Company’s achievement of at least 90% of the revenue target, 25% of the named executive officer’s bonus would be awarded based upon the Company’s percentage achievement of the revenue target.  Finally, assuming the Company achieves actual revenue of at least 90% of the revenue target, upon at least 85% achievement of the EBITDA target, 30% of the named executive officer’s bonus would be awarded depending on the Company’s percentage achievement of the EBITDA target. The maximum bonus payable to a named executive officer under the Bonus Plan is 200% of the target bonus.

The form of Bonus Plan is filed with this report as Exhibit 10.1 and incorporated by reference herein. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

In addition, on February 28, 2012, the Board approved a form of award agreement (the “Award Agreement”) for stock options granted under the Company’s 2011 Stock Plan.  The form of Award Agreement is filed with this report as Exhibit 10.2 and incorporated by reference herein.  The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

Item 9.01.    Financial Statements and Exhibits

(d)           Exhibits

10.1*	Form of 2012 Incentive Bonus Plan.

10.2	Form of Greenway Medical Technologies, Inc. 2011 Stock Plan Stock Option Award Agreement.

*Certain portions have been omitted pursuant to a confidential treatment request. Omitted information will be filed separately with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenway Medical Technologies, Inc.

Date: March 5, 2012	By:	/s/ William G. Esslinger, Jr.
William G. Esslinger, Jr.
Vice President, General Counsel and Secretary